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                                  EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
American Claims Evaluation, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of American Claims Evaluation, Inc. of our report dated May 30, 1997, relating to the consolidated balance sheets of American Claims Evaluation, Inc. and subsidiary as of March 31, 1997 and 1996, the related statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of American Claims Evaluation, Inc.

                                                        KPMG PEAT MARWICK LLP


Jericho, New York
October 2, 1997